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                                                               EXECUTION VERSION

                             DISTRIBUTION AGREEMENT

            THIS DISTRIBUTION AGREEMENT ("Agreement"), made and entered into this 21st day of May, 1997, by and between Windy Hill Pet Food Company, Inc., a Minnesota corporation ("Windy Hill"), and Feed-Rite (US) Animal Feeds, Inc., a Minnesota corporation ("Feed-Rite").

                              W I T N E S S E T H:

            WHEREAS, Windy Hill is comprised of two main divisions, the Pet Food Division ("Pet Division") and the Animal Feed Division ("Feed Division"); and

            WHEREAS, the Pet Division manufactures certain Pet Products that the Feed Division purchases as a distributor to sell to its customers and the Feed Division manufactures certain Feed Products that are purchased by the Pet Division to sell as a distributor to its customers (collectively, the "sales arrangement"); and

            WHEREAS, Windy Hill and Feed-Rite have entered into an Asset Purchase Agreement, dated as of April 25, 1997, whereby Feed-Rite shall acquire from Windy Hill substantially all the assets and certain liabilities comprising the Feed Division; and

            WHEREAS, Windy Hill and Feed-Rite desire to continue the sales arrangement after the sale and purchase contemplated by the Asset Purchase Agreement.

            NOW THEREFORE, for and in consideration of the premises and of the covenants and conditions hereinafter set forth, the parties agree as follows:

            1. Definitions.

            1.1. "Distributor" shall mean the distributor of the other party's Products.

            1.2. "Feed Products" shall mean only those products manufactured and packaged by Feed-Rite and listed on Exhibit A attached hereto. Windy Hill acknowledges that Feed-Rite may produce or have available for marketing other products that it will not include on Exhibit A.

            1.3. "Pet Products" shall mean only those products manufactured and packaged by Windy Hill and listed on Exhibit B attached hereto. Feed-Rite acknowledges that Windy Hill may produce or have available for marketing other products that it will not include on Exhibit B.
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            1.4. "Products" shall mean the Pet Products and the Feed Products.

            1.5. "Proprietary Information" shall mean any and all confidential information now or hereafter owned or used by the parties, including but not limited to all processes, formulas, know-how techniques, technical plans, sales plans, marketing plans, strategies, customer lists and supplier lists relating to the manufacture, marketing and sale of the Products.

            1.6. "Seller" shall mean the party selling the Products to the Distributor as provided in Section 2 of this Agreement.

            1.7. "Trademarks" shall mean the marks and other designations listed on Exhibit C attached hereto and as the same may be amended, in writing, by the parties to include such other trademarks, service marks, brand names and other designations as may hereafter be used by Parties in conjunction with the distribution of the Products.

            1.8. "Designated Territory" shall mean the shaded area shown on the map of the contiguous 48 United States attached hereto as Exhibit D.

            2. Mutual Appointment as Distributors; Grant of License and Exclusivity.

            2.1. Subject to the terms and conditions of this Agreement, Windy Hill hereby appoints Feed-Rite, and Feed-Rite hereby accepts such appointment, as the exclusive independent distributor of the Pet Products in the Designated Territory during the Term, as defined below. Feed-Rite hereby acknowledges that Windy Hill may appoint other distributors or dealers outside the Designated Territory and, except as provided in Section 2.4 below, may engage in the distribution and sale of the Pet Products within or without the Designated Territory.

            2.2. Subject to the terms and conditions of this Agreement, during the Term, Windy Hill hereby grants to Feed-Rite a nonexclusive license to use the Trademarks listed in Section I of Exhibit C attached hereto (the "Windy Hill Trademarks") only on and in connection with the distribution and sale of Pet Products purchased by Feed-Rite from Windy Hill pursuant to this Agreement in the Designated Territory during the Term.

            2.3. In consideration of the appointment of Feed-Rite as the exclusive distributor of the Pet Products in the Designated Territory, Feed-Rite agrees that during the Term it will not buy any extruded pet food intended for consumption by dogs, cats or fish from any manufacturer or producer of such products other than Windy Hill.

            2.4. Windy Hill agrees that during the Term it will not distribute or sell any Pet Product under the names "Lassy" or "Hubbard" or any trademark, trade dress format,


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logo, trade name or other name which contains either "Lassy" or "Hubbard" or is confusingly similar to such Trademarks to any customer other than customers to which the Pet Division sold Pet Products prior to the date hereof within the Designated Territory without the prior written consent of Feed-Rite, which consent may not be unreasonably withheld or delayed.

            2.5. Subject to the terms and conditions of this Agreement, Feed-Rite hereby appoints Windy Hill, and Windy Hill hereby accepts such appointment, as a non-exclusive independent distributor of the Feed Products during the Term. Windy Hill hereby acknowledges that Feed-Rite may appoint other distributors or dealers, and may otherwise engage in the distribution or sale of the Feed Products.

            2.6. Subject to the terms and conditions of this Agreement, during the Term, Feed-Rite hereby grants to Windy Hill a nonexclusive license to use the Trademarks listed in Section II of Exhibit C attached hereto (the "Feed-Rite Trademarks") only on and in connection with the distribution and sale of Feed Products purchased by Windy Hill from Feed-Rite pursuant to this Agreement.

            2.7. In consideration of the covenant of Feed-Rite contained in
Section 2.4 of this Agreement, Windy Hill agrees that during the Term it will not buy any animal feed products intended for consumption by ducks, geese, pheasants, rabbits, chickens or horses from any manufacturer or producer of such products other than Feed-Rite.

            3. Trademark Ownership and Protection.

            3.1. Each party acknowledges and agrees that, as between the parties, Windy Hill is the sole and exclusive owner of the Windy Hill Trademarks and Feed-Rite is the sole and exclusive owner of the Feed-Rite Trademarks. Neither party shall acquire nor claim any ownership interest to the other party's Trademarks by virtue of such party's license or use of such Trademarks and all use by either party of the other party's Trademarks shall inure to the benefit of the owner of such Trademarks. Furthermore, each party acknowledges and agrees that (i) it shall have no rights to use the other party's Trademarks in any manner whatsoever, except as expressly provided in this Agreement including, but not limited to, in connection with any products other than the Products purchased by such party from the other party pursuant to this Agreement, and (ii) all rights, licenses and privileges not specifically granted herein are excluded from this Agreement. Without limiting the foregoing, each party acknowledges and agrees that the other party shall have the right to use, license or otherwise exploit its Trademarks in any manner, in its sole discretion, in connection with any products or services including, but not limited to, the Products.

            3.2. Neither party shall be permitted to repackage or otherwise alter any Products bearing the other party's Trademarks it purchases from the other party pursuant to this Agreement. Furthermore, each party shall cause to appear on any other materials


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whatsoever on or in connection with which the other party's Trademarks are used, such legends, markings and notices as such party may reasonably prescribe in order to give appropriate and customary notices of any trademark or other rights. To confirm compliance with the foregoing, each party shall submit to the other copies of its sole use of the other party's Trademarks on promotional, advertising or other materials for approval by such party prior to use.

            3.3. Each party further acknowledges and agrees that it shall not
(i) use, register or attempt to register any trademark, trade dress format, logo, trade name or other design which is confusingly similar to the other party's Trademarks or (ii) contest or assist any other party in contesting the validity of the other party's Trademarks or ownership thereof. In addition, each party agrees to assist the other party, at the expense of the party seeking assistance, in maintaining any registrations of such party's Trademarks and/or in recording this Agreement with the appropriate governmental agencies. Notwithstanding the foregoing, Windy Hill will not object to the use by Feed-Rite of the name "Mother Hubbard" in connection with the distribution, marketing and sale of dog food in Australia; provided, however, Windy Hill makes no representation as to the availability of such name and shall have no liability to Feed-Rite under Section 6 of this Agreement or otherwise arising out of Feed-Rite's use of such name.

            4. Sale of Products; Price;Payment.

            4.1. The Distributor shall order the Products by telephone or by delivery of a written purchase order to the Seller. Orders shall be binding upon the Seller only upon its written acceptance of the order or upon shipment of the Products. The Seller shall ship the Products to such locations of the Distributor as the Distributor shall direct within the number of days after placement of the order as has been the past practice of the Pet Division or Feed Division, as applicable.

            4.2. This Agreement sets forth the exclusive contract terms between the parties relating to the Products and shall apply to all orders for the Products. The Seller rejects any terms in any order forms submitted by the Distributor or other documents of the Distributor that are different from or additional to the provisions hereof and no such terms shall be binding upon the Seller notwithstanding the Seller's acceptance and shipment of Products ordered in the Distributor's orders containing such terms.

            4.3. All Pet Products shall be sold F.O.B. such facility as Windy Hill and Feed-Rite shall agree with respect to any purchase order, at a price that is equal to the sum of (i) the market replacement cost to Windy Hill of ingredients (including 6% shrinkage), the cost to Windy Hill of packaging (including 1% shrinkage) and the actual cost to Windy Hill of baler and stretch wrap charges, plus (ii) the toll rates per ton for such Pet Products shown on Exhibit E attached hereto (the "Pet Product Price"). The toll rate shall increase annually


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on each April 1 during the term hereof by the Consumer Price Index for All Urban
Consumers published by The Bureau of Labor Statistics of the U.S. Department of Labor, Minneapolis-St. Paul for the twelve month period preceding such April 1.

            4.4. All Feed Products shall be sold F.O.B. such facility as Feed-Rite and Windy Hill shall agree with respect to any purchase order, at a price equal to (i) the Manufactured Cost to Feed-Rite of the Feed Products (as defined below), plus (ii) one-half of the Profits, as defined in paragraph (b) below, generated by the sale of the Feed Products by Windy Hill (the "Profits,"
(i) and (ii) together the "Price"), with the Price payable as follows:

                  (a) Feed-Rite shall invoice Windy Hill as provided in Section
4.5 for the portion of the Price described in 4.4(i) above, which invoiced amounts shall be payable as provided in Section 4.5 of this Agreement.

                  (b) In addition, within 30 days of the end of each calendar quarter, Windy Hill shall provide an accounting, in accordance with generally accepted accounting principles, of the Profits for the preceding quarter (the "accounting"), accompanied by payment of the Profits payable to Feed-Rite for such calendar quarter in accordance with Section 4.4(ii) above.

                  (c) For purposes of this Section 4.4, "Profits" shall mean sales price, net of all allowances, discounts and promotions, minus the Manufactured Cost already payable by Windy Hill pursuant to Section 4.4(a). "Manufactured Cost" shall mean the market replacement cost to Feed-Rite of ingredients (including 1% shrinkage), the cost to Feed-Rite of packaging (including 1% shrinkage) and manufacturing overhead. Manufacturing overhead shall be determined with reference to the plant in which the product is produced and shall be allocated on a per unit basis consistent with prior years.

                  (d) Upon reasonable prior notice to Windy Hill, Feed-Rite shall have the right to review Windy Hill's books and records in connection with the accounting and the Pet Product Price and Windy Hill shall have the right to review Feed-Rite's books and records in connection with the determination of Manufactured Cost.

            4.5. All sales pursuant to purchase orders will be invoiced to the Distributor and, except as provided in Section 4.4(b), the terms of payment shall be net within 15 days of the date of invoice by the Seller.

            4.6. In the event of a conflict in terms specified in a purchase order and any confirmation thereof by the Seller, the latter shall prevail. In the event of a conflict in the terms of this Agreement and the Seller's confirmation, the former shall prevail.


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            4.7. The Distributor shall develop, subject to review by Seller and
Section 3.2 of this Agreement, miscellaneous sales materials pertaining to the Products from time to time, and Distributor shall maintain an adequate supply of such sales materials for use in its marketing efforts hereunder.

            5. Covenants of Distributor.

            5.1. Distributor shall use its best efforts to develop acceptance and sales of the Products by actively promoting the Products, filling orders promptly, and providing prompt and adequate product service, all at Distributor's own expense. Distributor agrees to cooperate fully with Seller in regard to all sales activities related to the Products.

            5.2. (a) Without limiting the generality of the foregoing, Feed-Rite agrees to purchase from Windy Hill at least 7,500 tons of Pet Products in each year, beginning April 1 and ending March 31, prorated for any partial year, during the term of this Agreement (the "Quota"), such minimum requirement to be reviewed and adjusted from time to time during the continuation of this Agreement by Windy Hill after consultation with Feed- Rite. To meet this obligation, Feed-Rite shall at all times during the term of this Agreement maintain an inventory of the Pet Products adequate in quantity to satisfy the demand for the Pet Products. Feed-Rite shall furnish to Windy Hill, upon Windy Hill's reasonable requests from time to time, complete information relating to promotional, sales and service activities with respect to the Pet Products, including information on competitive products which may come to Feed-Rite's attention during the continuance of this Agreement. Feed-Rite shall cooperate fully with Windy Hill in dealing with customer complaints concerning any of the Pet Products and shall take action to resolve such complaints as may be reasonably requested by Windy Hill.

                  (b) Without limiting the generality of the foregoing, Windy Hill agrees to purchase from Feed-Rite at least 3,500 tons of the Feed Products in each year, beginning April 1 and ending March 31, prorated for any partial year, during the term of this Agreement (the "Quota"), such minimum requirement to be reviewed and adjusted from time to time during the continuation of this Agreement by Feed-Rite after consultation with Windy Hill. To meet this obligation, Windy Hill shall at all times during the term of this Agreement maintain an inventory of the Feed Products adequate in quantity to satisfy the demand for the Feed Products. Windy Hill shall furnish to Feed-Rite, upon Feed-Rite's reasonable requests from time to time, complete information relating to promotional, sales and service activities with respect to the Feed Products, including information on competitive products which may come to Windy Hill's attention during the continuance of this Agreement. Windy Hill shall cooperate fully with Feed-Rite in dealing with customer complaints concerning any of the Feed Products and shall take action to resolve such complaints as may be reasonably requested by Feed-Rite.


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            5.3. Distributor agrees to make and maintain in effect at all times during the term of this Agreement the necessary registrations with any and all federal, state and local governmental agencies, commercial registries, chambers of commerce and other offices which may be required under law (including any special registrations or notices particularly applicable to the sale of the Products) in order for Distributor properly to conduct its commercial business generally and in connection with this Agreement in particular.

            5.4. Distributor shall refrain from doing any of the following without the prior written consent of Seller:

                  (a) removing or altering, or permitting the removal or alteration of, any patent numbers, trade names, trademarks, notices, serial numbers, labels, tags or other identifying marks, symbols or legends of Seller affixed to the Products or their packaging;

                  (b) using, or permitting the use of, the Trademarks, except as contemplated by Sections 2 and 3 to the extent such use is necessary to effect Distributor's obligations to promote and sell the Products;

                  (c) affixing, or permitting the affixing of, any of Distributor's (or a subdistributor's, dealer's or representative's) own trademarks, identifying marks, symbols or legends to the Products or their packaging, or taking any other action which may be detrimental to Seller's proprietary interests in the Products, the Trademarks or the Proprietary Information or Seller's trademarks, service marks, trade names, corporate names, patents, copyrights, or any other intellectual property rights used in connection herewith, including, without limitation, disclosing to any third party any Proprietary Information which Distributor may have gained as a result of this contractual relationship with Seller;

                  (d) engaging in, or permitting any subdistributor, dealer or representative to engage in, any trade practice which would create liability for or otherwise injure the reputation of Seller or the Products (including, without limitation, failing to use its best efforts to maintain the condition and quality of the Products); or

                  (e) allowing the Products to be sold in such a manner so as to permit or facilitate the distribution of the Products outside of Distributor's existing dealer network in place as of the date hereof, or reasonable future expansions thereon. Affiliation or other joint arrangements with networks of other distributors or persons or companies related to Distributor shall not be deemed to constitute reasonable future expansions of the existing dealer network without prior consent of Seller.

            5.5. Distributor shall make no warranties with respect to the Products which exceed the warranty made by Seller to Distributor. Seller reserves the right to change the warranty terms at its sole discretion from time to time during the continuance of this


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Agreement. Seller's sole warranties to Distributor are (i) that the Products sold hereunder meet the guaranteed analysis printed on the product label used in the packaging for such Products (the "Guaranteed Analysis"), which Seller may change at its sole discretion form time to time, and (ii) that such Products are fit to be fed to animals of the species referred in such product label, provided such Products are fed to such animals in accordance with the instructions included in such product label. EXCEPT AS EXPRESSLY SET FORTH ABOVE, SELLER MAKES NO REPRESENTATION OR WARRANTY TO DISTRIBUTOR OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OR TRADE OR ANY OTHER MATTER. NO EMPLOYEE, REPRESENTATIVE OR AGENT OF SELLER HAS ANY AUTHORITY TO BIND SELLER TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AS STATED IN THIS WRITTEN WARRANTY POLICY.

            5.6. If any lot of Product fails to meet the Guaranteed Analysis, Distributor shall return such Product to Seller's plant, freight collect, and Seller shall replace such Product at its expense. If any lot of Product returned by Distributor is subsequently shown by independent laboratory analysis to meet the Guaranteed Analysis, Distributor shall promptly reimburse Seller for any freight or other charges incurred in the return of such Product.

            5.7. Distributor shall make no false representation, or permit any subdistributor, dealer or representative to make any false representation regarding Seller or the Products in promoting the sales of the Products.

            5.8. Distributor shall comply with, and ensure compliance of its subdistributors, dealers and representatives with, all governmental regulations applicable to Distributor's purchase, storage, recordkeeping and sale of the Products. The purchase price of Products purchased by Distributor hereunder shall be payable to Seller free and clear of and without deduction for, and Distributor shall be solely responsible for and shall pay, any taxes assessed or imposed upon the purchase of Products hereunder (other than taxes imposed upon the income of Seller and feed tonnage taxes).

            5.9. Neither Distributor nor any affiliate or subsidiary of Distributor shall during the continuance of this Agreement or thereafter disclose to any third party any Proprietary Information which Distributor may have gained as a result of this contractual relationship with Seller. In addition, Distributor agrees not to use or permit the use of, for any purpose whatsoever during the continuance of this Agreement or thereafter, any and all such Proprietary Information.


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            6. Indemnification.

            6.1. Seller shall indemnify, hold harmless, and defend Distributor against any claim made or action brought against Distributor by any person arising out of personal injury or property damage alleging or based on a theory that any Product delivered to Distributor is in breach of the warranty of Seller set forth in Section 4.7 above; provided that Seller receives prompt notice of said claim or action and is afforded the opportunity to defend against it and further provided that such indemnification shall specifically exclude any claim, action or other liability attributable to Distributor's handling of Product after delivery to Distributor or any other act or omission of Distributors or others acting on its behalf, including, without limitation, any common carrier with which Product has been placed for shipment.

            6.2. Distributor shall indemnify, hold harmless and defend Seller against any claim made or action brought against Seller by any person arising out of personal injury or property damage attributable to Distributor's handling of Product after delivery to Distributor or any other act or omission of Distributor or others acting on its behalf, including, without limitation, any common carrier with which Product has been placed for shipment, provided that Distributor receives prompt notice of said claim or action and is afforded the opportunity to defend against it.

            7. Insurance. Each party will carry and maintain product liability insurance with an insurer acceptable to the other party with limits of liability of at least $1,000,000 combined single limit and shall, upon request, provide to the other party a Certificate of Insurance evidencing such coverage.

            8. Force Majeure. The consequences, direct or indirect, of labor troubles, fire, wind, earthquake, war, flood, shortage of materials or transportation, unavailability of ingredients, or any other causes beyond the reasonable control of Seller, shall excuse performance by Seller under this Agreement to the extent to which such performance has been prevented by such occurrence, and, without limiting the generality of the foregoing, Seller shall not be deemed to be in breach of this Agreement thereby. In the event Seller shall be so unable to perform any of its obligations as undertaken, it shall promptly advise Distributor in writing of its inability to perform any of its obligations as undertaken and of the expected duration of any such inability. If Seller is unable to perform under this Agreement for more than 30 days as a result of a force majeure event with respect to one of its facilities, and Seller and Distributor have not agreed within such 30-day period that Seller may substitute Products manufactured at another facility during the Distributor's period of inability at a facility, Distributor may thereafter buy the amount of Products that Seller is unable to provide from any other producer, manufacturer or distributor; provided, however, that all such Products must meet the quality standards and trademark usage requirements set forth in Section 3 of this Agreement. Distributor shall submit a representative sample of all such


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products to Seller in advance of sale in order to enable Seller to confirm compliance with the foregoing. Seller shall have the right to allocate Products between its various distributors and customers during a period of shortages without incurring any liability whatsoever to Distributor.

            9. Term and Termination.

            9.1. Term. This Agreement shall continue in force and effect for a term of three (3) years commencing on the date hereof; provided, however, that this Agreement shall at all times be subject to early termination as herein provided.

            9.2. Early Termination.

            (a) Seller and Distributor may terminate this Agreement in whole or in part at any time by mutual written agreement.

            (b) Either party may terminate this Agreement by written notice to the other party and/or, subject to the provisions of Section 10.8 hereof, seek any legal or equitable remedy available to it if the other party breaches in any material respect any substantive provision of this Agreement, provided, however, if the breach is curable such notice shall not be effective unless and until such breach remains uncured for a period of ten days after delivery of such notice.

            (c) Either party may terminate this Agreement by written notice to the other party if any of the following events occurs:

                  (1) All or any substantial part of the other party's property shall be condemned, seized or otherwise appropriated, or the custody or control of such property shall be assumed by any person or agency acting or purposing to act under authority of any government (de jure or de facto) or the other party shall be prevented from exercising normal managerial control over all or any substantial part of its property by any such person or agency;

                  (2) The other party shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated as bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against in any bankruptcy, reorganization or insolvency proceeding, or take corporation action for the purpose of effecting any of the foregoing; or


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                  (3) An order, judgment or decree shall be entered without the application, approval or consent of the other party by any court of competent jurisdiction, approving a petition seeking reorganization of such party or appointment of a receiver, trustee or liquidator of such party or of all of any substantial part of its assets.

            9.3. Effect of Expiration or Termination. Following the expiration of this Agreement, or the date upon which any earlier termination of this Agreement is effective, Distributor shall promptly remove from all of its materials and all commercial registries of any kind any and all reference to Seller and the Products and to its acting as a distributor with respect to the Products or on behalf of Seller, and any and all rights of Distributor under this Agreement shall immediately revert to and vest in Seller. Distributor may sell, subject to the terms of this Agreement, any Products remaining in inventories following termination. Distributor shall also promptly return to Seller any confidential or Proprietary Information relating to Seller or the Products which Distributor has in its possession at the time of termination of this Agreement, and shall also execute any and all assignments which Seller may request in order fully to vest in Seller its interest relating to the Products. Nothing in this Agreement shall be deemed to relieve Distributor of its obligation to pay any invoices for Products outstanding on the date of the expiration of this Agreement or the date upon which any earlier termination of this Agreement is effective. Seller shall not, by reason of the expiration or earlier termination of this Agreement, be liable to Distributor for compensation, reimbursement, or damages either on account of present or prospective profits on sales or anticipated sales, or on account of expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of the business or goodwill of Distributor.

            10. Miscellaneous.

            10.1. Waiver. The failure of either party to this Agreement to enforce at any time any of its provisions shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce the same provision or provisions.

            10.2. Notices. Any notice required to be given hereunder shall be delivered personally to an officer of the applicable party, or sent by telecopy or registered or certified mail at its address set forth below, or at such other address as such party may hereafter designate as to the appropriate address for the receipt of such notice:


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            To Seller at:

            Windy Hill Pet Food Company, Inc.
            Two Maryland Farms, Suite 301
            Brentwood, TN  37027-2487
            Attention:  Ray Chung
            Telephone: 615-373-7774
            Facsimile: 615-373-9152

            To Distributor at:

            Feed-Rite (US) Animal Feeds, Inc.
            c/o Feed-Rite, Ltd.
            17 Speers Road
            Winnipeg, Manitoba
            Canada R2J 1M1
            Attention: M.E. Moloney
            Telephone: 204-233-8418
            Facsimile: 204-235-1260

            10.3. Entire Agreement; Amendment. This Agreement, which may be executed in duplicate originals, constitutes the entire agreement between the parties with respect to the matters covered herein, and supersedes and is in lieu of all existing agreements, arrangements or understandings among the parties with respect to matters covered herein. This Agreement may be amended or modified only by a written instrument executed by authorized representatives of each of the parties.

            10.4. Severability. If any part or provision of this Agreement is judicially determined to be unenforceable, such part or provision shall be considered severable, and the remaining parts and provisions shall continue in full force and effect.

            10.5. Assignment. Neither this Agreement nor any right, title, interest or obligation hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of such permitted assignees, transferees and other successors in interest of the parties, in the event of an assignment or other transfer consistent with the provisions of this Agreement.

            10.6. Relationship; No Agency; Authorization. The relationship of Seller and Distributor shall be that of seller and buyer, and this Agreement shall in no way constitute or give rise to a partnership or joint venture between the parties. Nothing herein shall be construed as granting either party the power to act in the capacity as the other's agent.


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Distributor covenants, represents and warrants that it has the requisite power and authority to enter into this Agreement.

            10.7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

            10.8. Arbitration. Any dispute, claim or controversy arising out of or in relation to this Agreement, or the interpretation or breach thereof, shall be referred to in arbitration under the rules of the American Arbitration Association. The place of arbitration shall be Minneapolis, Minnesota. Any decision rendered pursuant to such arbitration shall be final and judgment may be entered upon it by any court having jurisdiction. Nothing herein contained shall bar either party from seeking equitable remedies or Seller from bringing an action for collection of payments due under the terms of this Agreement, plus any lost profits that arise from the failure to distribute the minimum quantities as provided in Section 5.2, in a court of competent jurisdiction.

            10.9. Limitation of Remedy. SELLER SHALL HAVE NO LIABILITY TO ANY PERSON FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY OR OTHER CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                              WINDY HILL PET FOOD COMPANY, INC.


                              By  /s/ Robert V. Dale
                                 -------------------------------------
                                 Name: Robert V. Dale
                                 Title: President

                              FEED-RITE (US) ANIMAL FEEDS, INC.


                              By  /s/ M.E. Moloney
                                 -------------------------------------
                                 Name: M.E. Moloney
                                 Title: President

                                                                       EXHIBIT A

                                  FEED PRODUCTS

                          JV Sprout Duck & Goose Feed
                          JV Sprout Game Bird Breeder
                          JV Sprout Game Bird Starter/Grower
                          JV Sprout Rabbit Grower/Breeder
                          JV Sprout Broiler Ration
                          JV Sprout Layer Ration
                          JV Sprout Chicken Starter/Grower
                          Country Prime Rabbit Pellets
                          Country Prime III Fiber Rabbit
                          18% Sprout HiFiber Rabbit 25#
                          18% Sprout HiFiber Rabbit 50#
                          JV Sprout Horse Food 50#
                          Country Prime Complete Pellet Horse
                          25# Sprout Rabbit
                          25# Country Prime Rabbit
                          50# Country Prime Rabbit

                                                                       EXHIBIT B

                                  PET PRODUCTS

                              Hubbard Chunk Style
                              Hubbard Happy Hound
                              Hubbard Puppy
                              Hubbard High Performance
                              Hubbard Cat
                              Imperial Choice
                              Hubbard High Energy Dog
                              Hubbard Label Biscuits
                              Lassy 21% Protein
                              Purrfect
                              Royal Flush
                              Proclaim Dog
                              Proclaim Cat
                              Country Prime 26%
                              Sportsman Dog
                              Sportsman Cat
                              Hubbard Fish Food
                              Lassy Hi-Pro
                              Lassy Cat Food

                                                                       EXHIBIT C

                                   TRADEMARKS

                        Section I. Windy Hill Trademarks

                        HUBBARD HAPPY HOUND
                        HUBBARD CAT STARS
                        HUBBARD HIGH ENERGY DOG FOOD
                        LASSY SELECT DOG FOOD
                        LASSY DOG FOOD
                        HUBBARD CHUNKS
                        SPORTSMAN DOG FOOD
                        SPORTSMAN CAT FOOD
                        PURRFECT CAT FOOD
                        LASSY CAT FOOD
                        LASSY ACTIVE
                        HUBBARD PUPPY GRO
                        HUBBARD HIGH PERFORMANCE
                        PROCLAIM
                        IMPERIAL CHOICE
                        COUNTRY PRIME
                        ROYAL FLUSH
                        HUBBARD BISCUITS
                        HUBBARD FISH FOOD

                        and any trade dress formats or
                        logos related to any of the above.

                        Section II. Feed-Rite Trademarks

                        None

                                                                       EXHIBIT D

================================================================================
                            UNITED STATES OF AMERICA
================================================================================

    [Logo depicting map of the United States of America with shaded region]

================================================================================

                                                                       EXHIBIT E

                             PET PRODUCT TOLL RATES

              Hubbard Chunk Style           $75.50
              Hubbard Happy Hound           84.00
              Hubbard Puppy                 84.00
              Hubbard High Performance      136.00
              Hubbard Cat                   111.50
              Imperial Choice               84.00
              Hubbard High Energy Dog       136.00
              Hubbard Label Biscuits        321.95
              Lassy 21% Protein             75.50
              Purrfect                      111.50
              Royal Flush                   84.00
              Proclaim Dog                  131.00
              Proclaim Cat                  166.00
              Country Prime 26%             84.00
              Sportsman Dog                 84.00
              Sportsman Cat                 111.50
              Hubbard Fish Food             72.50
              Lassy Hi-Pro                  84.00
              Lassy Cat Food                111.50